Exhibit 99
PRESS RELEASE

For Release: Nasdaq: Contact: Website:	January 28, 2009 MFNC Investor Relations at (888) 343-8147 www.bankmbank.com
mBANK RETURNING TO DELTA COUNTY
ESCANABA — mBank announced it will re-enter the Delta County, Michigan market in grand fashion.
According to Kelly George, mBank’s Chief Executive Officer, the bank has entered into a lease agreement to operate a full-service branch in the new Menards store in Escanaba, Michigan when it opens for business in March. “We are very excited about the opportunity to get back and have a physical presence in Delta County,” George said. “It makes sense for us and bodes well for Upper Peninsula commerce. In addition to our capital outlay, we plan to hire three or four people to staff the operation.”
George indicated they approached Menards several months ago and received a favorable response to its request to occupy 700 square feet of the new store they were building. “They have been good to work with and we think it is going to be a beneficial partnership for both of us,” George said. “We have always wanted to get back to Escanaba as it is a natural fit for us. We have a customer base there and it fits our footprint for future plans to service the commerce hubs of the U.P.”
Menards, known as the place to “Save Big Money,” is a family-owned home improvement retailer based in Eau Claire, Wisconsin, with over 243 stores in 12 states. Menards plans to open the 240,000-square-foot store at 3300 Ludington Street on Tuesday, March 24, with plans for a nine-day grand opening celebration in early April.

George said in addition to the existing customer base, the decision to expand in these hard economic times was made because of the stability of the economy in the U.P. “In light of all the issues down state, we’d rather expend some capital here. The economy in the U.P. does not fluctuate like it does elsewhere; it once again has proven to be more stable than other parts of the state.”
The arrangement is a first for the retailer. For the bank it provides an opportunity to offer expanded hours in an environment with substantial foot traffic at a minimal amount of capital expense.
Initial plans are to operate the mBank branch from 8:00 a.m. to 7:00 p.m., Monday through Friday and 8:00 a.m. to 4:00 p.m. on Saturday. George is confident that with the bank’s unique products and expanded hours of operation, it will be well received by area consumers. “The store will draw customers from across our service area. Having a branch there along with our extended hours will make banking convenient.”
The bank is in the process of working through the regulatory process for approval, and once received, the final arrangements will be made.
Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $450 million and whose common stock is traded on the NASDAQ stock market as “MFNC.” The principal subsidiary of the Corporation is mBank. Headquartered in Manistique, Michigan, mBank has 12 branch locations; eight in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan. The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.
Forward-Looking Statements
This release contains certain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission. These and other factors may cause decisions and actual results to differ materially from current expectations. Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.